EXHIBIT 10.6

Execution Copy

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE, dated as of January 12, 2007 (this “Agreement”), between MDC Partners Inc. (the “Company”) and Stephen Pustil (the “Executive”).

WHEREAS, Executive served as the President of the Company’s formerly-owned, Secured Products International Group (“SPI Group”), up to and including the closing date for the successful sale of the SPI Group by the Company on November 15, 2006;

WHEREAS, in recognition of the Executive’s efforts and services in connection with the sale of the SPI Group, and to provide effective ongoing transition consulting services to the purchaser of the SPI Group as required by the Company, the parties have agree to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Executive and the Company have determined that, effective as of December 31, 2006, Executive will resign from his position as an executive officer of the Company, effective as of December 31, 2006 (the “Termination Date”); provided, however, that from and after the Termination Date, Executive will provide consulting services to the Company on the terms and conditions outlined in Section 2 below.

2. Bonus Payment; Consulting Services.

(a)  SPI Bonus Payment. In consideration of Executive’s efforts and services in connection with the disposition of the Company’s SPI Group on November 15, 2006, the Company shall pay to Executive a bonus in an amount equal to Cdn $350,000 (less applicable tax withholding amounts) not later than ten (10) days after execution and delivery of the Agreement. The payments referenced in this Section 2 are in full satisfaction of any and all claims for compensation that Executive may have against Company relating to his employment through and including December 31, 2006.

(b)  Consulting Services. For the one-year period beginning effective January 1, 2007 through and until December 31, 2007 (the “Consulting Period”), Executive shall provide consulting services to the Company for not more than twenty hours per week. The consulting services (the “Consulting Services”) to be performed by Executive shall include, without limitation, those services expressly contemplated by that certain “Transition Services Agreement” dated as of November 15, 2006, by and among the Company, the entities comprising the SPI Group and the purchaser of the SPI Group. During the Consulting Period, (i) the Executive shall report directly to the Chief Executive Officer of the Company or his designee at such times and in such detail as shall reasonably be required, and (ii) the Company shall provide office space for Executive’s use at the Company’s Toronto, Ontario offices in order for Executive to perform the Consulting Services.

(c)  Consulting Fees; Continued Service as a Director. As compensation for Executive’s Consulting Services to the Company, the Company shall pay to the Executive an annualized amount equal to Cdn $250,000 during the Consulting Period in accordance with its normal payroll practices. In addition, the Executive has agreed to continue to serve as a member of the Company’s Board of Directors with the title of Vice Chairman, and the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) has authorized Executive to receive fees and to be eligible to receive equity grants as a non-management member of the Board of Directors, subject to the discretion and approval of the Compensation Committee.

(d)  Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Consulting Period in the performance of the Consulting Services hereunder in accordance with the policy of the Company as from time to time in effect.

3. Release of Claims. By signing this Agreement, Executive, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, releases and waives all legal claims in law or in equity of any kind whatsoever that Executive has or may have against Company, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Released Parties”). This release and waiver covers all rights, claims, actions and suits of all kinds and descriptions that Executive now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Released Parties, occurring prior to and including the date that Executive executes this Agreement, including, without limitation:

a. any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b. any claims for the breach of any written, implied or oral contract between Executive and Company, including but not limited to any contract of employment;

c. any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

d. any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including the consideration being provided to Executive pursuant to Section 2 of this Agreement; and

e. all claims that Executive has or that may arise under the common law and all federal, provincial and local statutes, ordinances, rules, regulations and orders.

This Agreement shall be binding upon and inure to the benefit of Executive and the Released Parties and any other individual or entity who may claim any interest in the matter through Executive. Executive also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands.

4. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability for any reason, including, without limitation, based on any claim that the Company has committed any wrongful or discriminatory act.

5. Attorney Review; Review Period. Executive is hereby advised that he should consult with an attorney prior to executing this Agreement. Executive is also advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it. If Executive signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying the Company in writing that he has revoked this Agreement.

6. Non-Disparagement. Executive agrees that he will not say, write, or cause to be said or written, any statement that may be considered defamatory, derogatory, or disparaging of any of the Released Parties.

7.  Confidentiality/Company Property. Executive acknowledges that he has had access to confidential, proprietary business information of the Company as a result of employment, and Executive hereby agrees not to use such information personally or for the benefit of others. Executive also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Executive further agrees to keep the terms and the existence of this Agreement confidential and not to discuss it with anyone other than his attorney, tax advisor, spouse, or as may be required by law. Executive represents that he has returned all Company property in his possession.

8. Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Executive upon or during his employment with Company, Executive hereby acknowledges and represents that this Agreement contains the entire agreement between Executive and the Company, and it supersedes any and all previous agreements concerning the subject matter hereof. Executive further acknowledges and represents that neither Company nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Executive to execute this Agreement, and Executive acknowledges that he has not executed this Agreement in reliance on any such promise, representation or warranty.

9. Equitable Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Company shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Executive, Company may withhold, retain and recover all or any portion of the amounts referenced in Section 2 of this Agreement.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Province of Ontario, Canada.

11. Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

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HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

By:	/s/ Stephen Pustil
Stephen Pustil Dated: January 12, 2007

MDC Partners Inc.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel Title: General Counsel Dated: January 12, 2007

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